As filed with the Securities and Exchange Commission on April 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rumble Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1087461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

444 Gulf of Mexico Drive
Longboat Key, FL	34228
(Address of Principal Executive Offices)	(Zip Code)

Rumble Inc. 2022 Stock Incentive Plan

Rumble Inc. 2024 Employee Stock Purchase Plan

(Full title of the plans)

Christopher Pavlovski
Chief Executive Officer and Chairman
444 Gulf of Mexico Drive
Longboat Key, FL 34228

(Name and address of agent for service)

(941) 210-0196

(Telephone number, including area code, of agent for service)

Copies to:

Russell L. Leaf
Sean M. Ewen
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Rumble Inc. (the “Company” or “Registrant”) to register (i) 9,746,785 additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which were automatically added to, and may be issued under, the Rumble Inc. 2022 Stock Incentive Plan (the “Incentive Plan”), pursuant to the Incentive Plan’s “evergreen” provision and (ii) 345,546 additional shares of Class A Common Stock, which were automatically added to, and may be issued under, the Rumble Inc. 2024 Employee Stock Purchase Plan (the “ESPP,” and together with the Incentive Plan, the “Incentive Plans”), pursuant to the ESPP’s “evergreen” provision.

Pursuant to the Registration Statement on Form S-8 (Registration No. 333-268403) filed by the Registrant on November 16, 2022, the Registration Statement on Form S-8 (Registration No. 333-271272) filed by the Registrant on April 14, 2023, the Registration Statement on Form S-8 (Registration No. 333-278693) filed by the Registrant on April 15, 2024 and the Registration Statement on Form S-8 (Registration No. 333-286109) filed by the Registrant on March 25, 2025 (collectively, the “Prior Registration Statements”), the Registrant previously registered an aggregate of 52,672,283 shares of Class A Common Stock under the Incentive Plans (as adjusted to reflect all stock splits and stock dividends to date). The additional shares of Class A Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the ”Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 5, 2026, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Current Report on Form 8-K, filed on March 27, 2026; and

(c)	the description of the Company’s Class A Common Stock, which is contained in the Company’s amended registration statement on Form S-1/A filed on October 19, 2022 (File No. 333-267936) under the Securities Act, as updated by Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, together with any amendment or report filed with the Commission for the purpose of updating this description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s charter provides that the Registrant’s directors shall not be liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. The Registrant’s bylaws provide for indemnification of the directors and officers to the maximum extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s second amended and restated certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

		Incorporated by Reference				Filed
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Herewith
5.1	Opinion of Willkie Farr & Gallagher LLP					X
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)					X
23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm					X
24.1	Power of Attorney (included on the signature page hereto)					X
99.1	Rumble Inc. 2022 Stock Incentive Plan	10-Q	001-40079	10.4	November 14, 2022
99.2	Rumble Inc. 2024 Employee Stock Purchase Plan	S-8	333-278693	99.2	April 15, 2024
107	Filing Fee Table					X

Item 9. UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longboat Key, State of Florida, on the 13th day of April, 2026.

RUMBLE INC.

By:	/s/ Chris Pavlovski
Name:	Chris Pavlovski
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sergey Milyukov as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chris Pavlovski	Chief Executive Officer and Chairman	April 13, 2026
Chris Pavlovski	(Principal Executive Officer)

/s/ Mike Masci	Chief Financial Officer (Principal Financial Officer	April 13, 2026
Mike Masci	and Principal Accounting Officer)

/s/ Paul Cappuccio	Director	April 13, 2026
Paul Cappuccio

/s/ Jerry Naumoff	Director	April 13, 2026
Jerry Naumoff

/s/ Ryan Milnes	Director	April 13, 2026
Ryan Milnes

/s/ Katie Biber	Director	April 13, 2026
Katie Biber

/s/ Philip Evershed	Director	April 13, 2026
Philip Evershed

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